Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Dr. Reddy’s Laboratories Limited

We consent to the incorporation by reference in the registration statement (No. 333-101013 and No. 141072) on Form S-8 and ( No.333-138608) of Dr. Reddy’s Laboratories Limited( “the Company”) of our report dated June 15, 2018, with respect to the consolidated statement of financial position of the Company as of March 31, 2018 and the related consolidated income statements, consolidated statements of comprehensive income, changes in equity and cash flows for each of the two years ended March 31, 2018, and which report appears in the March 31, 2019 annual report on Form 20-F of the Company.

KPMG

Hyderabad

June 3, 2019